UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                February 16, 2000

                                  InaCom Corp.
             (Exact name of registrant as specified in its charter)

    Delaware                       0-16114                      47-0681813
(State or other                  (Commission                   (IRS Employer
jurisdiction of                  File Number)                Identification No.)
 incorporation)


10810 Farnam Drive, Suite 200, Omaha Nebraska                           68154
(Address of principal executive offices)                              (Zip Code)

               Registrant's telephone number, including area code
                                 (402) 758-3900

This report contains certain forward-looking statements and information relating to Inacom Corp. ("Inacom" or the "Company") that are based on the beliefs of Inacom management as well as assumptions made by and information currently available to Inacom management. Such statements reflect the current view of InaCom with respect to future events and are subject to certain risks, uncertainties, and assumptions, including the risk factors and uncertainties described in Inacom's 1998 Form 10-K annual report. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as believed, estimated or expected.

Item 2.  Acquisition or Disposition of Assets.

On February 16, 2000, Inacom completed the sale of certain net assets of its product customization and logistics operations (collectively referred to as "Distribution Net Assets") to Compaq Computer Corporation ("Compaq") for $369.5 million in cash, subject to certain post-closing adjustments as provided in the Asset Purchase Agreement dated January 4, 2000, as amended. These Distribution Net Assets sold by the Company included five configuration and distribution centers. A copy of the Asset Purchase Agreement was previously filed with the Company's Current Report on Form 8-K dated January 4, 2000 and is incorporated by this reference; First Amendment thereto is attached as an exhibit and is incorporated by this reference.

In connection with the sale of the Distribution Net Assets, the Company and Compaq entered into a three-year Services, Supply and Sales Agreement and a related Service Level Agreement (collectively the " Services Agreement"). The Services Agreement will give the Company access to the product customization and logistics capabilities that were sold to Compaq and also provides, subject to certain conditions, for Compaq's use of the Company's lifecycle and professional service offerings over the same three-year period. Copies of these agreements are attached as exhibits and are incorporated by this reference.

Item 5.  Other Events.

                                    Liquidity

On December 25, 1999, the Company's primary sources of liquidity were provided through a $450.0 million revolving credit and amortizing term loan facility with Deutsche Bank, as agent, and a $350.0 million asset securitization program with Nesbitt Burns Securities, Inc., as agent. The Company's capital resources also included $201.3 million in Company-obligated mandatorily redeemable convertible preferred securities (the "Trust Preferred Securities") of a subsidiary trust holding solely convertible subordinated debt securities of the Company. The Company also maintained a floor planning facility for IBM product purchases with IBM Credit Corp. ("IBMCC") and a floor planning facility for Compaq product purchases with Deutsche Financial Services Corporation.

In April 1999, the Company entered into a $450.0 million revolving credit and amortizing term loan facility with Deutsche Bank, as agent. This facility is a combined senior secured $250.0 million revolving credit facility and $200.0 million amortizing term loan. On December 25, 1999, $407.5 million was outstanding under the facility ($245.0 million under the revolving credit portion and $162.5 million under the amortizing term loan portion) at an interest rate of 8.2%.

In December 1996, the Company established an asset securitization facility, which was amended in May 1999 to provide the Company with up to $300.0 million in available credit. This amount was increased to $350.0 million in July 1999. Pursuant to this asset securitization facility, the Company sells, on a revolving basis, certain pooled trade accounts receivable to a separate non-consolidated wholly-owned special purpose corporation, which in turn sells a percentage ownership interest in the pooled trade accounts receivable to a commercial paper conduit sponsored by an unrelated financial institution. As of December 25, 1999, the gross proceeds resulting from the sale of the percentage ownership interests in the pooled trade accounts receivable totaled $312.0 million. On December 25, 1999, the implicit interest rate on the asset securitization transaction was 6.6%. On February 4, 2000, the Company agreed to wind down the asset securitization facility due to an undercollateralization of the pooled trade accounts receivable. In connection with this winding down, the Company agreed to direct all cash receipts from its direct product trade accounts receivables to the paydown of the facility. Although the final payoff of all obligations under the asset securitization facility depends on the timing of collections for the accounts receivable involved in the program, the Company anticipates that all amounts owing in connection with this program will be repaid by March 31, 2000.

In October 1996, the Company's subsidiary trust issued the Trust Preferred Securities, raising gross proceeds of $201.3 million. The holders of the Trust Preferred Securities are entitled to cumulative cash distributions at an annual rate of 6 3/4% of the liquidation amount of $50 per security. The distributions are payable quarterly in arrears in the aggregate amount of approximately $3.5 million per quarter, unless the Company has elected to defer such interest payments in accordance with the provisions governing such distributions. The aggregate net proceeds to the Company from this offering totaled $194.4 million after selling expenses, discounts, and commissions. The Trust Preferred Securities are convertible at the option of the holder into Inacom common stock at a conversion rate of 1.113 shares of Inacom common stock for each Trust Preferred Security (equivalent to a conversion price of $44.92 per share).

In connection with the sale of the Distribution Net Assets to Compaq, the Company amended its $450.0 million revolving credit and amortizing term loan facility with Deutsche Bank, as agent, to a $225.0 million revolving credit facility. As part of the amendment to this facility, the Company agreed to defer, until at least January 1, 2001, the quarterly cash distributions payable on the Trust Preferred Securities. As a result of the sale of the Distribution Net Assets to Compaq, the Company suspended floor planning advances under the IBMCC facility and agreed to repay all advances outstanding thereunder by May 15, 2000. In connection with the Compaq transaction, Compaq assumed all the Company's obligations owed to Deutsche Financial Services Corporation relating to the Company's floor planning facility for Compaq product.

On February 16, 2000, the Company received a written commitment from Compaq (the "Commitment") for a new $55.5 million revolving credit facility with funding available beginning in the second quarter of 2000. The new credit facility with Compaq will contain various conditions to funding, including satisfaction of certain financial covenants and the absence of defaults. A copy of the Commitment is attached as an exhibit and is incorporated by this reference.

The Company's credit facilities contain certain restrictive covenants, including the maintenance of minimum levels of working capital, net worth and EBITDA, limitations on the amount of funded debt and interest expense, limitations on incurring additional indebtedness, and restrictions on the amount of dividends the Company can pay to stockholders. As of December 25, 1999, the Company was in compliance with the covenants contained in these agreements or has received written waivers to the covenants contained in these agreements.

                               Board of Directors

The Board of Directors of the Company consists of eight members as of February 28, 2000. The Board of Directors has determined that there will be two committees of the Board for fiscal year 2000. Effective February 28, 2000, the Audit Committee members are Gary Schwendiman (Chairman), John Oltman and Linda Wilson; and the Compensation Committee members are William Janeway (Chairman), James Crowe and Linda Wilson. The remaining members of the Board of Directors are G. A. Gagliardi (Chairman), Joseph Auerbach and William Tauscher. The following directors have resigned since the Company's 1999 annual stockholders meeting: Richard Bard, Mogens Bay, Bill Fairfield, Grant Gregory, Joseph Inatome and Rick Inatome.

                                Legal Proceedings

On February 25, 2000, a class action lawsuit was filed against Inacom and certain of its former directors and current and former officers. The lawsuit alleges violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 through, among other things, false and misleading statements made by Inacom and the other defendants. The complaint alleges, among other things, that Inacom issued materially false and misleading statements regarding its ability to recognize growth and remain profitable in light of significant changes in manufacturers' distribution of computers, and as a result of the materially false and misleading statements, the price of Inacom common stock was artificially inflated during the class period. The action is brought on behalf of a purported class of persons who allegedly purchased Inacom common stock between October 9, 1998 and January 4, 2000. The plaintiff seeks compensatory damages in an unspecified amount, together with other relief. The suit was filed in the United States District Court for Nebraska and is entitled Softest, Inc. Pension and Profit Sharing Plan v. Inacom Corporation, et. al. Case No. 8100CV120. Inacom believes the lawsuit is without merit and plans to vigorously defend the action.

Item 7.  Financial Statements and Exhibits.

(b)      Pro forma financial information.

The Pro Forma Consolidated Financial Statements taking into account the transaction described in Item 2 will be filed pursuant to an amendment to this Report.

 The following exhibits are filed with this Form 8-K:

2.1 First Amendment dated February 16, 2000 to the Asset Purchase Agreement dated January 4, 2000 by and between Inacom Corp. and Compaq Computer Corporation.
2.2 Services, Supply and Sales Agreement dated as of February 16, 2000, by and between Inacom Corp. and Compaq Computer Corporation.*
2.3 Service Level Agreement dated February 16, 2000 by and between Inacom Corp. and Compaq Computer Corporation.
2.4 Revolving Credit Facility Commitment Letter dated as of February 16, 2000, by and between Inacom Corp. and Compaq Computer Corporation.
2.5 Third Amendment dated January 4, 2000 to the Senior Secured Revolving Credit Agreement dated April 9, 1999 between Inacom Corp. and Deutsche Bank, as agent.
2.6 Fourth Amendment dated February 15, 2000 to the Senior Secured Revolving Credit Agreement dated April 9, 1999 between Inacom Corp. and Deutsche Bank, as agent.

* Concurrently with the filing of this Form 8-K, the Company has filed with the Securities and Exchange Commission a Confidential Request Letter pursuant to Rule 24b-2 requesting confidential treatment of certain portions of Exhibit 2.2, which exhibit has been redacted accordingly in this filing.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Inacom Corp.


March 2, 2000                          By:  /s/ Thomas J. Fitzpatrick
                                            -------------------------
                                            Thomas J. Fitzpatrick
                                            Executive Vice President and
                                            Chief Financial Officer